News from

Buckeye

FOR IMMEDIATE RELEASE
Contacts:                      Steve Dean, Senior Vice President
and Chief Financial Officer
901-320-8352
Shirley Spears
Investor Relations
901-320-8125
Website:  www.bkitech.com

BUCKEYE ANTICIPATES IMPROVEMENT IN OCTOBER-DECEMBER QUARTER RESULTS

MEMPHIS, TN January 22, 2008 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it expects its earnings for the October-December quarter to be in the range of 34-36 cents per share.  This compares to earnings for the same period last year of 10 cents per share.

Chairman and Chief Executive Officer, John B. Crowe said, “We had another strong quarter. Second quarter net sales were up 14% compared to the same period last year. The earnings improvement is a combination of higher pricing, higher wood volume and cost control. Compared to our first quarter, operating earnings performance was better due to high operations reliability and higher wood specialty shipments.  While this quarter’s earnings performance will be difficult to repeat, we do anticipate strong performance in the January-March quarter 2008.”

Mr. Crowe went on to say, “Today we are informing our employees at our Delta airlaid facility near Vancouver, British Columbia that we will be reducing the shifts from seven to five resulting in a reduction of 20-25 employees.  The reduction will be completed this quarter and is the result of the loss of a significant volume of business for that facility following negotiations with a long time customer.  The strong Canadian dollar and the high transportation cost from Delta’s location were key factors in not being able to meet the pricing requirements of our customer at an acceptable margin.  Despite this reduction in business, the demand for our airlaid nonwoven products remains solid, and we are committed to re-establishing growth and improving the financial performance of this business.”

Buckeye plans to announce October-December results on January 29, 2008 and has scheduled a conference call at 10:00 a.m. EDT, Wednesday, January 30, 2008 to discuss second quarter performance.  Persons interested in listening by telephone may dial in at (877) 852-6579 within the United States.  International callers should dial (719) 325-4823.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.